Exhibit (p)

Ruane, Cunniff & Goldfarb Inc.,

Ruane, Cunniff & Goldfarb LLC and

Sequoia Fund, Inc.

Code of Ethics

(Amended and Restated as of March 5, 2012)

1.	Introduction

Ruane, Cunniff & Goldfarb Inc. (the “Adviser”), the Sequoia Fund, Inc. (the “Fund”) and Ruane, Cunniff & Goldfarb LLC, the Fund’s distributor, (the “Distributor”) believe that adherence to the highest ethical standards is essential to maintaining the continuing confidence of its clients. Therefore, the Adviser, the Fund and the Distributor adopt the following Code of Ethics (the “Code”) and Policies for Preventing Insider Trading (the “Insider Trading Policy”) to establish procedures designed to address potential conflicts of interest resulting from the personal securities trading of employees, officers and directors of the Adviser, the Fund and the Distributor (collectively, “Covered Persons”).

2.	Definitions

The following definitions of underlined terms apply for purposes of the Code and the Insider Trading Policy in addition to the definitions contained elsewhere herein.

(a)	“Advisers Act” means the Investment Advisers Act of 1940, as amended.
(b)	“Beneficial Ownership” means ownership by any person who has or shares a direct or indirect financial interest in a Covered Security. Beneficial Ownership shall be interpreted in the same manner as defined in Rule 16a-1(a)(2) under Securities Exchange Act of 1934 (the “1934 Act”).
(c)	“Client” means any person or entity (i) for which the Adviser provides advisory services and (ii) for which the Adviser receives an advisory fee or, in certain limited circumstances, for which the Adviser does not receive an advisory fee.
(d)	“Company Act” means the Investment Company Act of 1940, as amended.
(e)	“Covered Security” means the instruments commonly known as securities (as defined in Section 2(a)(36) of the Company Act) and includes any derivative of a security, commodities, options or forward contracts, but does not include shares of open-end investment companies registered under the Company Act (other than shares of exchange-traded funds and shares of mutual funds for which the Adviser acts as an investment adviser or the Distributor acts as principal underwriter), direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short term debt instruments, including repurchase agreements.

(f)	“Designated Supervisory Person” refers to Joe Quinones.
(g)	“Head of Trading” refers to the current head of trading of the Adviser or, if not applicable, such other properly registered trader(s) designated by management of the Adviser. “Trading Department” refers to Head of Trading and any qualified and properly registered trader.
(h)	“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of the 1934 Act.
(i)	“Insider Trading Policy” means the “Policies for Preventing and Detecting Insider Trading” adopted by the Adviser and the Distributor.
(j)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act. This includes private placements of interests of private funds (i.e., hedge funds).
(k)	“Personal Account” means an account in which a Covered Person has any Beneficial Ownership. The Covered Person’s Personal Accounts include accounts of:
(i)	the Covered Person’s spouse (other than a legally separated or divorced spouse) and minor children;
(ii)	any immediate family member who lives in the Covered Person’s household, including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and adoptive relationships;
(iii)	any persons to whom the Covered Person provides primary financial support and either (A) whose financial affairs the Covered Person controls or (B) for whom the Covered Person provides discretionary advisory services; and
(iv)	any partnership, corporation or other entity of which the Covered Person has a 25% or greater interest or exercises effective control.

Notwithstanding the above, for purposes of the Code, accounts of the “Acacia” and “Wishbone” private funds, including any such funds established in the future and excluding any personal-related funds, will be treated as Client Accounts and not as “Personal Accounts”.

(l)	“Purchase” or “sale” of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

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(m)	A Covered Security is “Under Active Consideration” for purchase or sale when it is subject to active analytical review in anticipation of developing or refining an investment opinion or it may be a candidate to be purchased or sold at the current market price (or at a price within 5% of the market price) on behalf of a Client as determined by the Trading Department.
3.	Objectives of the Code
(a)	The Code is designed to ensure that the personal securities transactions of Covered Persons are conducted in accordance with the following standards:
(i)	A duty at all times to place first the interests of Clients;
(ii)	The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s responsibility and position of trust;
(iii)	The fundamental standard that Covered Persons not take inappropriate advantage of their positions; and
(iv)	The fundamental standard that all Covered Persons must comply with the federal securities laws.
(b)	Prohibited Conduct. Even if a transaction is otherwise permitted by the Code, all Covered Persons are prohibited from:
(i)	acting in any manner to defraud any Client;
(ii)	making to any Client, to the Trading Department or to the Designated Supervisory Person any untrue statement of a material fact or omitting to state to such person a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(iii)	engaging in any act, practice or course of business which does or could defraud or deceive any Client;
(iv)	engaging in any manipulative practice with respect to any Client; or
(v)	revealing to any other person (except in the normal course of his or her duties on behalf of a Client) any information regarding securities transactions by any Client or the consideration by any Client or the Adviser of any such securities transactions.
4.	Personal Trading and Other Restrictions and Procedures
(a)	Transactions in Covered Securities must be effected in accordance with the following provisions:
(i)	Preclearance of Personal Securities Transactions.

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(A)	Unless exempt pursuant to Section 5 below, ALL personal transactions of a Covered Person in Covered Securities (including those that are available through an IPO or Limited Offering) must be precleared. The Head of Trading (assuming that he has no personal interest in the subject transaction, if so, then the Designated Supervisory Person or any qualified and properly registered trader) may approve the transaction if he concludes that the transaction is not likely to have any adverse economic impact on a Client. A preclearance request is made by completing the “Preclearance Request,” a copy of which is attached as Exhibit A, or, if a Covered Person is outside the Adviser’s New York office, by e-mailing the request to the Trading Department (Trading@ruanecunniff.com).

NOTE: Personal securities transactions of a Covered Person involving the acquisition of the Beneficial Ownership of any security (not just a Covered Security) offered through an IPO or Limited Offering must be precleared.

(B)	A preclearance request will not be approved if there is a “pending buy or sell order” for the Covered Security for any Client or if the Covered Security is Under Active Consideration for purchase or sale on behalf of a Client. A “pending buy or sell order” means an order specifying that it must be executed at the “market price” or at a price within 5% of the market price at the time of the request.
(C)	A Covered Person submitting a preclearance request by e-mail shall be notified by e-mail if the request is rejected. The email shall include an explanation for the rejection of the request.
(ii)	Commingling of Covered Person Trades with Client Trades. Orders for Clients and Covered Persons for Covered Securities may not be commingled unless the Trading Department has determined that commingling would not disadvantage any Client.
(iii)	Board Service. Covered Persons who serve on the board of a publicly traded company or who have a material business relationship involving the issuer of a Covered Security Under Active Consideration must (in addition to complying with the requirements of Section 4(c) below) disclose such board service or business relationship to the Trading Department before recommending the purchase or sale of an affected Covered Security.
(b)	Personal transactions involving shares of the Fund are subject to the preclearance requirements in Section 4(a)(i) of the Code.
(c)	Outside Business Activities (Including Service as an Officer or Director of a Company). Any outside business activity of a Covered Person, including service as an officer of any company or director (or similar position) on the board of any company or as a member of a creditors committee of any company, must be approved by the Designated Supervisory Person. An Approval Form for Outside Business Activities is attached as Attachment A.

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5.	Exempted Transactions
(a)	Except with respect to transactions involving securities offered in an IPO or Limited Offering, the requirements of Section 4(a)(i) of the Code do not apply to:
(i)	transactions in Covered Securities over which the Covered Person has no influence or control (e.g., transactions effected for a blind trust in which the Covered Person is a beneficiary, but over which the Covered Person has no influence or control) or that are effected pursuant to an automatic reinvestment plan, such as a dividend reinvestment plan;
(ii)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer’s securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and
(iii)	purchases or sales of securities issued by local governmental subdivisions such as cities, towns, villages, counties or special districts, as well as securities issued by states and political subdivisions or agencies of states (commonly referred to as “municipal securities”).

(b)	Shareholders of the Adviser and Members of the Distributor. A shareholder of the Adviser or a member of the Distributor who is not an employee, officer or director of the Adviser or a member, officer or manager of the Distributor, shall not be subject to the provisions of this Code unless the shareholder owns 25% or more of the outstanding voting securities of the Adviser or the Distributor, as appropriate.
6.	Reporting
(a)	Personal Accounts to be maintained at Clearing Broker of Ruane, Cunniff & Goldfarb LLC. Personal Accounts should be maintained at the clearing broker of Ruane, Cunniff & Goldfarb LLC (“Clearing Broker”). Clearing Broker will provide monthly reports to the Adviser regarding Covered Person trading. Each Covered Person who maintains a Personal Account at a broker other than Clearing Broker must receive written approval for such account from the Designated Supervisory Person and must direct the broker to submit to the Designated Supervisory Person a duplicate copy of the confirmation of each personal transaction in Covered Securities in such Personal Account and a copy of the Covered Person’s monthly or quarterly statements for the account. All such statements must be received by the Adviser, the Distributor or the Fund, as applicable, within 30 days after the close of the month or quarter covered by such statement and must contain (i) the date of any transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved, (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), and (iii) the price of the Covered Security at which the transaction was effected.

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(b)	Statement of Security Ownership. Covered Persons must, within ten (10) days of commencement of employment with the Adviser, the Distributor or the Fund, and annually thereafter, submit a statement or other equivalent report to the Designated Supervisory Person listing (i) the title and type, as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of Covered Securities in which the Covered Person has any Beneficial Ownership, (ii) business activities in which the Covered Person has a significant role (including any service as a director of a publicly traded company) and (iii) the names of the brokerage firms or banks where the Covered Person maintains a securities account and the date the account was established. The statement must be current as of a date no more than 30 days before the statement is submitted. Statements under this Section shall carry the date when submitted to the Designated Supervisory Person. Each Covered Person must submit initial and annual statements or equivalent reports even if the Covered Person has no holdings to list in the statements or reports.
(c)	Annual Certification of Code. Each Covered Person must certify annually that he or she has read and understands the Code and the Insider Trading Policy, recognizes that he or she is subject thereto and has complied with their provisions and disclosed holdings and reported all personal securities transactions required to be disclosed or reported thereunder even if the Covered Person had no holdings to disclose or transactions to report during the period. A form of certification is attached as Exhibit C. Such certificates and reports are to be given to the Designated Supervisory Person.
(d)	Confidentiality of Reports. All reports furnished pursuant to this Section will be kept confidential, subject to the rights of inspection by the Designated Supervisory Person, the Securities and Exchange Commission or other regulatory bodies and by other third parties pursuant to applicable law.
(e)	Acknowledgement of Receipt. The Designated Supervisory Person is responsible for providing each Covered Person with a copy of this Code and any amendments thereto. Each Covered Person is responsible for providing the Designated Supervisory Person with a written acknowledgement of receipt of the Code and any amendments thereto. The Designated Supervisory Person is responsible for ensuring that all such written acknowledgements are received.
7.	Prohibited Purchases and Sales and Reporting Requirements For Non-Employee Directors of the Fund
(a)	The requirements in Section 4(a)(i) apply to an independent director of the Fund only if the director had actual knowledge that during the 15-day period preceding or following a purchase or sale of a Covered Security in the director’s Personal Account such Covered Security was Under Active Consideration for purchase or sale by a Client, including the Fund.
(b)	Independent directors of the Fund need not submit the confirmations and account statements described in Section 6(a) above unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund (or the Adviser on behalf of the Fund) considered purchasing or selling the Covered Security.

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(c)	Independent directors of the Fund need not submit the statements described in Section 6(b).
8.	Sanctions

Upon learning of a violation of the Code, the Fund, the Adviser or the Distributor, may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, censure, suspension or termination of service. Further, such violation may also be a violation of the federal securities laws or other federal and state laws. Any such person who is suspected of violating the Code should be reported immediately to the Designated Supervisory Person.

9.	Recordkeeping
(a)	The Designated Supervisory Person will keep the following records:
(i)	a copy of each Code that is in effect, or at any time within the past five years was in effect, maintained in an easily accessible place;
(ii)	a record of any violation of the Code and of any action taken as a result of the violation, maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;
(iii)	a copy of each report made by Covered Persons maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;
(iv)	a record of all persons currently or within the past five years, who are or were required to make reports or who are or were responsible for reviewing these reports, maintained in an easily accessible place; and
(v)	a copy of all preclearance requests (including those relating to investments in IPOs and limited offerings) and determinations related thereto.
(vi)	a copy of every report required by Section 10(f) of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.
10.	Administration of the Code
(a)	The Head of Trading, the Designated Supervisory Person or any qualified and properly registered trader will be responsible for approving preclearance requests.
(b)	The Designated Supervisory Person will be responsible for reviewing reports of securities holdings, brokerage confirmations and periodic statements to determine whether all Covered Persons are complying with the Code.

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(c)	The Designated Supervisory Person will inform Covered Persons of their reporting and other obligations under the Code.
(d)	The Designated Supervisory Person will maintain a current list of all Covered Persons subject to the Code.
(e)	The Designated Supervisory Person will periodically report to the President of the Adviser regarding the administration of the Code.
(f)	The Designated Supervisory Person will submit a written report annually to the Board of Directors of the Fund (i) describing any issues arising under the Code since the last such report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and (ii) certifying that the Fund, the Adviser and the Distributor have each adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

Approved by action of the Adviser’s Board of Directors, Sequoia Fund, Inc.’s Board of Directors and the Board of Managers of the Distributor on March 5, 2012.

By:
[Name of Secretary] Ruane, Cunniff & Goldfarb Inc.

By:
[Name of Secretary] Ruane, Cunniff & Goldfarb LLC

By:
[Name of Secretary] Sequoia Fund, Inc.

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EXHIBIT A

Request Date:

PRECLEARANCE REQUEST

I hereby request preclearance for the following trade(s) for the account of

___________________________________: (Please print name)
(Note Purchase or Sale)	Security	Number of Shares	Broker/Firm
____________	____________	____________	____________

Please signify your approval by signing below.

Approved:

Trading Desk	Covered Person Signature

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EXHIBIT B

RUANE, CUNNIFF & GOLDFARB INC.

RUANE, CUNNIFF & GOLDFARB LLC
POLICIES FOR PREVENTING AND DETECTING INSIDER TRADING

SECTION I.       insider trading policy

A.	Introduction

Ruane, Cunniff & Goldfarb Inc. (the “Adviser”) and Ruane, Cunniff & Goldfarb LLC (the “Distributor”) (each, a “Firm” and together, the “Firms”) seek to foster a reputation for integrity and professionalism. To further that goal, this Insider Trading Policy implements procedures to deter the misuse of material, nonpublic information in securities transactions.

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The Firms view seriously any violation of this Insider Trading Policy. Violations may constitute grounds for disciplinary sanctions, including dismissal.

B.	Scope of the Insider Trading Policy

This Insider Trading Policy will be applied and interpreted broadly. This Insider Trading Statement applies to securities trading and information handling by directors, managers, officers and employees of the Firms including family members, and extends to activities within and outside their duties at the Firms.

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Insider Trading Policy in a particular circumstance. Often, asking a single question can clarify application of this policy and applicable law, potentially preventing disciplinary action or complex legal problems. You should direct any questions relating to the Insider Trading Policy to the Designated Supervisory Person. You also must notify the Designated Supervisory Person immediately if you have any reason to believe that a violation of the Insider Trading Policy has occurred or is about to occur.

C.	Insider Trading Policy

The Firms forbid any officer, director, manager or employee from trading, either personally or on behalf of others, including accounts managed by the Adviser, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Every officer, director, manager and employee must read and retain this Insider Trading Policy. Any questions regarding the Firms’ policy and procedures should be referred to the Designated Supervisory Person.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

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While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a.	trading by an insider, while in possession of material nonpublic information, or
b.	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or
c.	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions you should consult the Designated Supervisory Person.

D.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors, managers and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, members of a creditors committee and the employees of such organizations. In addition, the Adviser or the Distributor may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

E.	What is Material Information?

Trading on nonpublic information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonably certain to have a substantial effect on the price of a company’s securities. Information that supervised persons (e.g., officers, directors, managers and employees) should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, information concerning a proposed private offering (private investment in public equity or “PIPE”) and extraordinary management developments.

Material information does not have to relate to a company’s business, but may also relate to the market for a company’s securities. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

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No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Designated Supervisory Person.

F.	Contacts with Public Companies, Use of Expert Networks and Other Circumstances.

(a) For the Firms, contacts with public companies represent an important part of our research efforts and other services. For example, the Adviser may make investment decisions on the basis of the Adviser’s conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, a Firm’s employee or other person subject to this Insider Trading Policy becomes aware of material, nonpublic information. This could happen, for example, if a Firm employee serves as a director on the board of a publicly traded company, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or if an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, that Firm must make a judgment as to its further conduct. To protect yourself, our clients and the Firms, you should contact the Designated Supervisory Person immediately and before trading in the securities of a company on whose board you serve, if you believe that you may have received material, nonpublic information.

(b) The Adviser’s use of expert networks, matching services or other industry consultants to obtain research, analysis or other data about issuers could raise the specter of access to material, non-public information. Personnel at these “expert networks” may have a confidential or other relationship with the issuer, as discussed above in Section D.

(c) Material, nonpublic information may be obtained in a variety of other situations (i.e., other than those identified in (a) and (b) above and Section G below). For example, a person might inadvertently obtain material, nonpublic information through:

•	participation in industry meetings;

•	interaction with third-party service providers such as legal, banking, brokerage, administrative and printing firms;

•	family or personal relationships with insiders or others in the financial services industry;

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•	participation on creditor committees;

•	brokerage relationships providing invitations and access to “PIPE” transactions;

•	the ownership of debt and equity securities of the same issuer;

•	interactions with clients (including private fund investors) who are corporate insiders; or

•	interaction with other persons in the financial services industry.

G.	Tender Offers.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. The employees of the Firms and others subject to this Insider Trading Policy should exercise special caution any time they become aware of nonpublic information relating to a tender offer.

H.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

I.	Bases for Liability
i.	Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

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However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

ii.	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

J.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

–	civil injunctions
–	treble damages
–	disorgement of profits
–	jail sentences
–	fines for the person who committed the violation of up to three time the profit gains or loss avoided, whether or not the person actually benefited, and
–	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gains or loss avoided.

In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Firms, including dismissal of the persons involved.

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SECTION II.    PROCEDURES TO IMPLEMENT THE POLICY OF THE FIRMS

The following procedures have been established to aid the officers, directors, managers and employees (i.e., supervised persons) of the Firms in avoiding insider trading, and to aid the Firms in preventing, detecting and imposing sanctions against insider trading. Every officer, director, manager and employee (i.e., supervised persons) of the Firms must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Designated Supervisory Person.

A.	Identifying Insider Information

Before trading for yourself or others, including accounts managed by the Adviser or for whom either of the Firms performs services, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
ii.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

i.	Report the matter immediately to the Designated Supervisory Person.
ii.	Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Adviser or for whom either of the Firms perform services.
iii.	Do not communicate the information inside or outside the Firm, other than to the Designated Supervisory Person.
iv.	After the Designated Supervisory Person has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
B.	Personal Securities Trading.

The Firms have adopted a Code of Ethics (the “Code”), which, among other things, restricts personal securities trading and requires preclearance of personal securities transactions. Transactions permitted under the Code may nevertheless be prohibited under this Insider Trading Policy.

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All officers, directors, managers and employees of the Firms shall submit to the Designated Supervisory Person a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director, manager or employee), have a beneficial interest.

C.	High-Risk Trading Activities.

Certain high-risk trading activities, if used in the management of the Firms’ officers’, directors’, managers’ or employees’ personal trading portfolios are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transaction may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. Officers, directors, managers and employees of either of the Firms should understand that short sales and trading in derivative instruments involve special risks--derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owned by each officer, director, manager and employee to the Firms may heighten those risks. For example, if a Firm becomes aware of material, nonpublic information about the issuer of the underlying securities, that Firm’s personnel may find themselves “frozen” in a position in a derivative security. A Firm will not bear any losses resulting in personal accounts through the implementation of this Insider Trading Policy.

D.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within either of the Firms, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example not by cellular telephone), to avoid potential interception.

E.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Designated Supervisory Person before trading or communicating the information to anyone.

F.	Use of Expert Networks and Industry Consultants

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To the extent the Adviser engages expert networks, matching services or other industry consultants who are compensated by the Adviser for providing research, analysis or other data (“Consultants”), the Compliance Officer will determine the extent to which any of the measures identified in the Adviser’s Expert Network Policy should be taken.

G.	Acknowledgment

Persons subject to the Insider Trading Policy must certify initially and annually thereafter that they have read and understand the foregoing procedures and will comply in all respects with such procedures and that they understand that any violation of the Insider Trading Policy may lead to sanctions, including dismissal. A form of certification is attached as Exhibit C.

SECTION III. SUPERVISORY PROCEDURES

The roles of the Head of Trading and the Designated Supervisory Person are critical to the implementation and maintenance of the Firms’ policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications--prevention of insider trading and detection of insider trading.

A.	Prevention of Insider Trading

To prevent insider trading, the Firms should:

i.	distribute and review the Firms’ policy and procedures with new employees and periodically review them with existing directors, managers, officers and employees
ii.	answer questions regarding the Firms’ policy and procedures
iii.	resolve issues of whether information received by an officer, director, manager or employee of a Firm is material and nonpublic
iv.	review on a regular basis and update as necessary the Firms’ policy and procedures
v.	when it has been determined that an officer, director, manager or employee of a Firm has material, nonpublic information
a.	implement measures to prevent dissemination of such information, and
b.	if necessary, restrict officer, directors, managers and employees from trading the securities.

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vi.	promptly review and either approve or disapprove, in writing, each request of an officer, director, manager or employee for clearance to trade in specified securities.
B.	Detection of Insider Trading

To detect insider trading, the Designated Supervisory Person should:

i.	Monitor trading activities of the relevant Firm’s own account, if any, on a daily basis in addition to review of trade confirmations and monthly customer statements provided by any FINRA Member broker-dealer with whom that Firm may establish an account (transactions in that Firm’s account.
ii.	Monitor trading activities of a Firm’s employees through review of duplicates of confirmations and customer statements provided by any FINRA Member broker-dealer with whom the employee has an account (the Firms recommend that all employees maintain their Personal Accounts, as defined in Section 2 of the Firms’ Code, at Clearing Broker but if, with the written permission of the Designated Supervisory Person, a Personal Account is maintained at a brokerage firm other than the Clearing Broker, a duplicate of all brokerage confirmations and monthly statements should be sent to the Designated Supervisory Person.
iii.	Coordinate the review of such reports with other appropriate officers, directors, managers or employees of the appropriate Firm.
iv.	Promptly investigate all reports of any possible violations of the Firms’ Policy and Statement.
C.	Special Reports

Promptly, upon learning of a potential violation of the Firms’ Insider Trading Policy, the Designated Supervisory Person should prepare a written report providing full details and recommendations for further action which may include any or all of the following:

i.	the name of particular securities involved, if any,
i.	the date(s) the Designated Supervisory Person learned of the potential violation and began investigating,
ii.	the accounts and individuals involved,
iii.	actions taken as a result of the investigation, if any, and
iv.	recommendations for further action.

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D.	General Reports to Management and/or the Board of Directors or Managers

On an as-needed or periodic basis, it may be useful for the Designated Supervisory Person to prepare a written report to the management and/or the Board of Directors of the Adviser or the Board of Managers of the Distributor setting forth some or all of the following:

i.	a summary of existing procedures to detect and prevent insider trading,
ii.	a summary of changes in procedures made in the last year,
iii.	full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation,
iv.	an evaluation of the current procedures and a description of anticipated changes in procedures, and
v.	a description of each Firm’s continuing educational program regarding insider trading, including the dates of such programs since the last report to management.
E.	Annual Reports

On an annual basis, the Adviser’s Board of Directors and the Board of Managers of the Distributor will re-evaluate the current policies and procedures in place.

Approved by action of the Adviser’s Board of Directors and the Board of Managers of the Distributor as of March 5, 2012.

By:
[Name of Secretary] Ruane, Cunniff & Goldfarb Inc.

By:
[Name of Secretary] Ruane, Cunniff & Goldfarb LLC

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EXHIBIT C

Ruane, Cunniff & Goldfarb Inc.,

Ruane, Cunniff & Goldfarb LLC and

Sequoia Fund, Inc.

Acknowledgement/Certification Form

I certify that I have received a copy the Code of Ethics (and any amendments thereto) and a copy of the Insider Trading Policies and Procedures (and any amendments thereto) and that I have read and understand them and agree to abide by them. I understand that any violation of the Code of Ethics or of the Insider Trading Policy may lead to sanctions, including dismissal.

I further certify that I have submitted to the Designated Supervisory Person all holdings reports and instructed all firms where I maintain an account to supply to the Designated Supervisory Person duplicate copies of confirmations and monthly/quarterly account statements containing the information required by the Code of Ethics. I understand that the reports, confirmations and statements must be submitted to the Designated Supervisory Person even if I have no holdings to disclose or transactions to report.

[If applicable for Initial Holdings Report: I certify that I currently have no holdings to report.]

[If applicable for Annual Holdings Report: I certify that I have no holdings [and transactions] (other than those previously reported) to report for the year ended ____________, ____.]

Date:
(Signature)

(Print Name:)

Attachment A

Ruane, Cunniff & Goldfarb Inc.

Ruane, Cunniff & Goldfarb LLC

report on outside business activities

Revised as of March 5, 2012

To:	Designated Supervisory Person/Compliance Officer
From:	[Covered Person]
Subject:	Outside Business Activities

Pursuant to the Code, you are required to submit to the Compliance Officer a description of any business activities outside of the Adviser or Distributor in which you have a significant role, including service as an officer or director of any company or on a creditors committee of an issuer. Please describe your outside business activities in the space provided below.

Personnel are not permitted to engage in any outside business activity without prior written authorization from the Designated Supervisory Person.

Additionally, please include information as to whether any family members serve on the board of directors of any company, including a publicly traded company, are otherwise employed by such publicly-traded company or are employed by a brokerage firm or investment bank. Relevant information includes such family member’s name, their relation to you, the company for which such family member works and their title within the organization.

If you do not have an outside business activity and if no family members are employed by a publicly traded company, please check the following box: ☐

Date:
Signature

Print Name: